Exhibit 99.1

electroCore Announces Full Year 2025 Financial Results and Organizational Changes

Record full year 2025 net sales of $32.0, an increase of 27% over $25.2 million for the full year 2024 driven by 25% annual growth in our U.S. prescription business and 97% increase in general wellness sales

Announces the retirement of Dan Goldberger as Chief Executive Officer in addition to other key executive management changes

Company to host a conference call and webcast today, March 19, 2026, at 4:30pm EDT

ROCKAWAY, NJ, March 19, 2026 (GLOBE NEWSWIRE) — electroCore, Inc. (Nasdaq: ECOR) (“electroCore” or the “Company”), a bioelectronic technology company, today announced full year 2025 financial results.

●	Reported record full year of 2025 revenue of $32.0 million, an increase of approximately 27% over full year of 2024.
●	Cash, cash equivalents, and marketable securities (“Total Cash”) of $11.6 million at December 31, 2025.
●	Full year 2026 revenue guidance of approximately 30% annual growth.
●	Announced Chief Executive Officer, Dan Goldberger will retire effective April 1, 2026, and Joshua Lev will be taking on the role of interim President and Chief Financial Officer.
●	Hired Michael Fox as Chief Operating Officer, strengthening the sales management team through his strong track record of driving significant revenue growth across the VA system and other key channels.

Full Year 2025 Financial Results and 2026 Select Guidance

For the year ended December 31, 2025, electroCore reported net sales of $32.0 million compared to $25.2 million during the same period in 2024, which represents an approximate 27% increase over the prior year. The increase of $6.8 million is primarily due to an increase in net sales of prescription gammaCoreTM and Quell® Fibromyalgia in the United States and TruvagaTM handsets in the general wellness channel.

(in thousands)	Full year ended December 31,
Channel:	2025	2024	% Change
United States – Rx	$24,073	$19,307	25%
TAC-STIM	422	1,197	-65%
Outside the United States	1,892	1,785	6%
In-License / Other	96	82	17%
General Wellness	5,549	2,811	97%
Total Net Sales	$32,032	$25,182	27%

Gross profit increased $6.4 million to $27.8 million for the year ended December 31, 2025, compared to the year ended December 31, 2024. The increase in gross profit is attributable to the increased net sales and favorable product mix. Gross margin was 87% for full year 2025 as compared to 85% for the full year of 2024.

Research and development expense of $2.7 million for the year ended December 31, 2025, increased by $0.4 million compared to the prior year. This increase was primarily due to an increase in development costs associated with our gammaCore Emerald and next generation mobile application.

Selling, general and administrative expense of $38.2 million for the year ended December 31, 2025, increased by $7.0 million compared to $31.2 million for the previous year. Sales and marketing increased $4.3 million from the prior year. The increase in sales and marketing was primarily driven by $3.8 million of variable expenses, which contributed to a $6.9 million increase in sales. General and administrative expense increased $2.7 million from the prior year. This increase was primarily driven by $0.8 million in legal fees primarily associated with business development activities, $0.5 million in bad debt expense associated with one customer, $0.3 million investment in IT systems, and $0.2 million of increased transaction fees associated with increased sales.

Total operating expenses for the full year of 2025 was approximately $40.9 million, compared to $33.6 million for the full year of 2024.

Other expense of $0.8 million for the year ended December 31, 2025, increased $1.0 million as compared to the full year ended December 31, 2024. The increase was primarily attributable to non-recurring expenses, including a $0.5 million change in estimated liability payable to pre-closing shareholders of NeuroMetrix, Inc (“NURO”) pursuant to the CVR agreement entered into in connection with our acquisition of NURO, and interest associated with the term debt financing with Avenue Venture Opportunities Fund II, L.P. Other income for the year ended December 31, 2024, of $0.2 million consisted primarily of interest income.

GAAP net loss for the full year of 2025 was $14.0 million compared to $11.9 million for the full year of 2024. Net loss per share for the full year of 2025 was $1.65 as compared to a $1.59 net loss per share in the full year of 2024.

Adjusted EBITDA net loss for the full year of 2025 was $8.7 million as compared to adjusted EBITDA net loss of $9.0 million for the full year of 2024.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-compensation expense, inventory reserve changes, accounts receivable reserve charges, non-recurring recruiting fees, severance and other related charges, legal fees associated with stockholders’ litigation and the intellectual litigation, benefit from income taxes, and non-recurring transaction charges associated with the acquisition of NURO and other business development activities, or other one-time charges. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss is provided in the financial statement table below.

Total Cash at December 31, 2025, was approximately $11.6 million, as compared to approximately $12.2 million as of December 31, 2024.

Full Year 2026 Outlook

For the full year of 2026, the Company is providing revenue guidance of approximately 30% annual revenue growth over 2025.

Organizational Changes

The Company also announced that electroCore’s Chief Executive Officer, Dan Goldberger, will be retiring effective April 1, 2026. In addition, the Company announced that Joshua Lev will assume the role of interim President and Michael Fox will be joining the Company as Chief Operating Officer in April of this year.

“On behalf of the Board of Directors, I want to thank Dan for his dedicated leadership and many contributions to the Company’s growth,” said Dr. Thomas Errico, founder, investor, and Chairman of the Board of Directors of electroCore. “We are grateful and fortunate that he will continue advising the Company as a consultant for the next year.”

“I am honored to assume the role of Interim President in addition to my responsibilities as CFO,” said Joshua Lev, CFO of electroCore. “I would like to extend our sincere appreciation to Dan for his leadership and the foundation he leaves behind. We are experiencing robust momentum, and I believe we are very well positioned to define the bioelectronic technology category and remain very optimistic about our prospects for 2026 and beyond.”

Webcast and Conference Call Information

electroCore’s management team will host a webcast and conference call today March 19, 2026, beginning at 4:30 PM EDT.

Investors must register at the following link to receive login credentials and be able to ask questions on the call: electroCore FY 2025 Financial Results Weblink.

Attendees who prefer to participate in “Listen Only” mode may dial in as follows:

Dial-In: (646) 931-3860

Webinar ID: 886 9421 4883

Passcode: 014212

An archived webcast of the event will be available on the “Investors” section of the company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. and its subsidiaries (“electroCore” or the “Company”) is a bioelectronic technology company whose mission is to improve health and quality of life through innovative non-invasive bioelectronic technologies. The Company’s two leading prescription products to treat chronic pain syndromes through non-invasive neuromodulation technology are gammaCore non-invasive vagus nerve stimulation, or nVNS, and the Quell Fibromyalgia. Additionally, the Company commercializes its handheld and personal use Trvuaga and TAC-STIM TM nVNS products utilizing bioelectronic technologies to promote general wellness and human performance.

For more information, visit www.electrocore.com.

Forward-Looking Statements

This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about, electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around its prescription gammaCore product, general wellness Truvaga and TAC-STIM products, Quell products, and other potential new products and markets, revenue guidance for the full year of 2026, respectively, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” and other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore, TAC-STIM, and Truvaga, Quell, electroCore’s results of operations and financial performance, inflation and currency fluctuations, and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall economic and market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Contact:

ECOR Investor Relations

(973) 302-9253

investors@electrocore.com

electroCore, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	December 31,
	2025	2024
Net sales	$32,032	$25,182
Cost of goods sold	4,244	3,785
Gross profit	27,788	21,397
Operating expenses
Research and development	2,735	2,360
Selling, general and administrative	38,206	31,199
Total operating expenses	40,941	33,559
Loss from operations	(13,153)	(12,162)
Other (income) expense:
Interest and other income	(298)	(572)
Interest expense	590	389
Other expense	518	-
Total other expense (income)	810	(183)
Loss before income taxes	(13,963)	(11,979)
(Provision) benefit from income taxes	(3)	93
Net loss	$(13,966)	$(11,886)
Net loss per share of common stock - Basic and Diluted	$(1.65)	$(1.59)
Weighted average common shares outstanding - Basic and Diluted	8,483	7,483

electroCore, Inc.

Condensed Consolidated Balance Sheet Information

(in thousands)

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$7,035	$3,700
Marketable securities	$4,576	$8,519
Total assets	$18,667	$20,471
Current liabilities	$11,348	$9,152
Total liabilities	$20,376	$12,927
Total stockholders’ equity (deficit)	$(1,709)	$7,544

(Unaudited) Use of Non-GAAP Financial Measure

The Company is presenting adjusted EBITDA net loss because it believes this measure is a useful indicator of its operating performance. Management uses this non-GAAP measure principally as a measure of the Company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the Company’s industry. The Company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the Company believes its use of non-GAAP adjusted EBITDA net loss from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by gains and charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-compensation expense, inventory reserve charges, accounts receivable reserve charges, non-recurring recruiting fees, severance and other related charges, legal fees associated with stockholders’ litigation and the intellectual litigation, benefit from income taxes, and non-recurring transaction charges associated with the acquisition of NURO and other business development activities, or other one-time charges. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss is provided in the financial statement table below.

	Year ended
	December 31,
(in thousands)	2025	2024
GAAP net loss	$(13,966)	$(11,886)
Depreciation and amortization	501	760
Stock-based compensation	1,930	1,870
Inventory reserve change	41	-
Write-off of licensed devices	150	-
Severance and other related charges	360	-
Acquisition related expenses	1,005	225
Reserve for bad debt charge	548	-
Interest and other (income) expense	240	(183)
Provision (benefit) from income taxes	3	(93)
Non-recurring one-time charges	500	277
Adjusted EBITDA net loss	$(8,688)	$(9,030)

The Company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are: (i) the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available; (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; (iii) the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and (iv) the non-GAAP measure does not reflect changes in, or cash requirements for working capital needs; other companies, including companies in electroCore’s industry, may calculate adjusted EBITDA net loss differently, effectively reducing its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and other GAAP results. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss has been provided in the preceding financial statements table of this press release.